UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020 adomani, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38078	46-0774222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4740 Green River Road, Suite 106

Corona, California 92880

(Address of principal executive offices) (Zip Code)

(951) 407-9860

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	ADOM	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 30, 2020 (the “Separation Date”), James L. Reynolds, resigned from his employment with ADOMANI, Inc. (the “Company”), including his positions as the President and Chairman of the Board of the Company, as a member of the board of directors of the Company, and any and all other positions, directorships, and committee memberships that Mr. Reynolds held with the Company or any of its subsidiaries or other affiliated entities, in each case, effective as of the Separation Date. Mr. Reynold’s resignation did not result from a disagreement with the Company on any matter relating to its operations, policies, or practices.

In connection with Mr. Reynold’s resignation, the Company and Mr. Reynolds entered into a Separation Agreement and General Release, dated October 20, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Reynolds will be entitled to receive the following separation benefits in consideration of, and subject to, Mr. Reynold’s compliance with his continuing obligations under the Separation Agreement and all other agreements between Mr. Reynolds and the Company, and provided that Mr. Reynolds does not revoke the Separation Agreement:

•	a cash payment in the amount of $64,250, subject to standard deductions and tax withholdings, to be made to Mr. Reynolds on January 15, 2021;

•

a cash payment in the amount of the monthly COBRA premiums that would otherwise be owed by Mr. Reynolds on or before December 31, 2020, if Mr. Reynolds elected COBRA continuation coverage under the Company’s group health plan for himself and his dependents, subject to standard deductions and tax withholdings;

•

an extension of the post-termination exercise periods with respect to the vested portions of the following options held by Mr. Reynolds on the Separation Date until December 31, 2021: (i) the option to purchase 5,000,000 shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”), at an exercise price of $0.10 per share, which option was fully vested as of the Separation Date; and (ii) the option to purchase 500,000 shares of Common Stock at an exercise price of $0.45 per share, which was vested as to 253,650 shares of Common Stock as of the Separation Date; and

•

a modification of the options to purchase (i) 1,000,000 shares of Common Stock at an exercise price of $0.12 per share and (ii) 246,350 shares of Common Stock at an exercise price of $0.45 per share, in each case held by Mr. Reynolds on the Separation Date, which options were fully unvested as of the Separation Date, so that such options will remain outstanding following the Separation Date and will vest in full, if at all, upon the occurrence of certain specified events with respect to the Company before the expiration date of the respective option, after which Mr. Reynolds will be entitled to exercise the applicable option for a period of one year following the occurrence of any such merger or similar transaction (or, if earlier, until the expiration date of the respective option).

The Separation Agreement also contains a general release of any and all claims that Mr. Reynolds had or could have had against the Company and the other Released Parties (as defined in the Separation Agreement), as well as customary provisions relating to the return of the Company’s property and covenants regarding the non-use and non-disclosure of the Company’s confidential and proprietary information.

Mr. Reynolds may revoke the Separation Agreement within seven days of the date on which Mr. Reynolds signed such agreement, or October 30, 2020, and, if Mr. Reynolds does not revoke the Separation Agreement within such seven-day period, it will become effective on the eighth day following such execution date. In the event that Mr. Reynolds revokes the Separation Agreement, it will not be effective and Mr. Reynolds will not be entitled to receive the separation benefits provided for thereunder.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOMANI, Inc.

Dated: November 5, 2020	By:	/s/ Michael K. Menerey
Michael K. Menerey
Chief Financial Officer